Exhibit 99.1

Venn Life Sciences and Encorium Announce a Business Combination

Venn Life Sciences Holdings Limited (“Venn”), a leading provider of development consulting and resourcing services to the pharmaceutical, biotechnology and medical devices industries, and Encorium Group, Inc (“Encorium”), a full service CRO, today announced that they entered into an agreement for a business combination pursuant to which the Venn business and Encorium business will be combined into a new operation named Venn Life Sciences Limited, headquartered in Ireland. The combined business will have over 200 employees, operating from over 20 locations worldwide.

The management team of the combined entity will be comprised of members of existing management of both Venn and Encorium and will be lead by Mr. Sean Leech, Venn’s current CEO. The board of the combined company will be comprised of Venn and Encorium representatives including Dr. Kai Lindevall, Encoriums’s current CEO.

Commenting on the announcement, Dr. Lindevall said, “Having spent considerable time evaluating strategic alternatives, in order to bring long-term stability for all Encorium stakeholders, I am very pleased with today’s announcement.  In particular, I am pleased that the months of planning have yielded a successful outcome and one that will ensure continuity of business for our clients and employees.”

Mr. Tony Richardson, Executive Chairman of Venn added “This is a good day for both companies.  Our combined management, operational and project teams have many years of clinical and consulting experience in the various forms of clinical development models.  This variation of experience will be a critical component to future success in the clinical outsourcing arena.

Concluding the comments, Mr. Sean Leech commented, “All too often outsourcing providers attempt to sell a product to their clients, ignoring the needs of clients.  In our combined business, we wish to change this approach, we want to find solutions to our clients’ needs and challenges, participate in their development process, understand the outcomes that they need to achieve and jointly develop a plan to ensure those objectives are delivered.”

To support its continued expansion the newly combined group will avail of new working capital lines tailored to the specific needs and profile of the business. Working capital facilities will be provided by Partners for Growth (PFG) www.pfgrowth.com.  PFG provides custom debt solutions to private and public technology and life science companies and we are pleased to have a creative and flexible capital provider working with us as we grow.

 Forward-Looking Statements

This press release contains forward-looking statements identified by words such as “estimate”, “project”, “expect”, “intend”, “believe”, “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements.  Potential risks and uncertainties that could affect Encorium’s future operating results and financial condition generally include, without limitation: (i) the risk of the transactions described in this press release not being consummated; (ii) the risk that Encorium may not be able to generate cash from operations or obtain the necessary funding on acceptable terms or at all in order to continue its operations; (iii)  the risk that Encorium may not be able to continue as a going concern; (iv) the impact of restrictions imposed by penny stock regulations; (v) the fact that Encorium’s backlog may not be indicative of future results and may not generate the revenues expected; (vi) Encorium’s inability to forecast its revenue pipeline or convert that revenue pipeline into contracts; (vii) fluctuations in Encorium’s operating results from period to period; (viii) fluctuations in Encorium’s stock price; (ix) the risk of incurring additional impairment charges; (x) failure to develop new business; (xi) the loss of any of Encorium’s significant clients; (xii) Encorium’s ability to attract and retain qualified personnel; (xiii) the delay, termination or reduction in scope of Encorium’s contracts; (xiv) Encorium’s inability to maintain effective disclosure controls and procedures and effective internal control over financial reporting; (xv) unexpected changes in the size, duration, and timing of clinical trials Encorium is currently managing; (xvi) unexpected declines in Encorium’s revenues and cash-on-hand due to the termination, delay or cancellation of clinical trials Encorium is currently managing; (xvii) the timing difference between Encorium’s receipt of contract milestone or scheduled payments and incurring costs to manage these trials; (xviii) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (xix) the ability to maintain profit margins in a competitive marketplace;  and (xx) the sensitivity of Encorium’s business to general economic conditions.  You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release.  Additional information concerning factors that might affect Encorium’s business or stock price which could cause actual results to materially differ from those forward-looking statements is contained in Encorium’s SEC filings, copies of which are available upon request from Encorium’s investor relations department.

For further details please contact:
Sean Leech -CEO
Tel: 00 353 (1) 235 2620
Email: sean.leech@vlsworldwide.com